EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CV Therapeutics, Inc. for the registration of $100,000,000 of 2.0% Senior Subordinated Convertible Debentures Due 2023 and to the incorporation by reference therein of our report dated February 11, 2003 (except for Note 12, as to which the date is March 25, 2003) with respect to the consolidated financial statements of CV Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

October 2, 2003

Palo Alto, California